EXHIBIT 99.2

Synergy Resources Issues Mid-Quarter Drilling and Production Update on Vertical and Horizontal Wells

PLATTEVILLE, Colo., August 10, 2012 -- Synergy Resources Corporation (NYSE Mkt: SYRG), a U.S. oil and gas exploration and production company focused on the Denver-Julesburg (D-J) Basin, has issued a mid-quarter update on its drilling and production activity.

Vertical Drilling Activity

Synergy recently reached a major milestone by drilling its 100th operated well, the Coyle 34-ND. Located in the Wattenberg Field, the well was spudded on July 30. The Coyle prospect is earmarked for eight new wells, with drilling in progress and scheduled to be completed by the end of September.

Since June 1, the beginning of the company’s 2012 fourth fiscal quarter, 10 wells have been drilled, with seven more scheduled for drilling by the end of August. Of the 10 drilled, seven were drilled in June and July at the Margil SE prospect. The rig was moved to the Coyle prospect where it is drilling the fourth well on an eight well pad. Synergy is currently using a second drilling rig to drill two wells at its Greeley Airport prospect.

During the course of its 2012 drilling program, Synergy expects to have drilled a total of 51 wells. This total, plus Synergy’s working interest in new wells drilled by other operators, will increase its total holdings to approximately 207 gross wells and 159 net wells by August 31, 2012.

Horizontal Drilling and Production Activity

A significant event in the previous quarter was the completion of the company’s first horizontal well drilled in partnership with Noble Energy (NYSE Mkt: NBL). The company has since participated in four additional horizontal wells in the Niobrara formation and has agreed to participate in eight more horizontal wells to be drilled by various operators.

Among these were two horizontal wells, Leffler 24-1H and Leffler 14-1H, which were drilled in partnership with PDC Energy, Inc. (NASDAQ: PDCE). The initial 60 day average rate for Leffler 24-1H was 226 barrels of oil per day (bbls/d) and 533 mcf of gas per day (mcf/d).  For Leffler 14-1H, the initial 60 day average rate was 269 bbls/d and 404 mcf/d. Synergy owns a 27.9% working interest in Leffler 24-1H and a 6.1% working interest in Leffler 14-1H.

Production Update

During the 2012 fourth fiscal quarter, Synergy plans to commence production on 16 recently drilled and operated wells. Nine Aims/Greeley Country Club wells were completed and initial production began in late July. Seven Margil SE wells are complete and should have first production dates during August.

Seven of the Aims/Greeley Country Club wells were drilled through the Niobrara formation and Codell formations to the Greenhorn formation, while two were drilled deeper to the J-Sand formation. All of the wells provide incremental production potential from these deeper zones after initially producing from the Codell and Niobrara zones.

The initial production zones for seven of the Aims/Greeley Country Club wells are in the Codell formation. An eighth well will produce from the Niobrara formation and the ninth well will produce by comingling the Niobrara and Codell formations initially. The production plan for the other eight wells involves sequential extraction from individual formations until pressures equalize, at which time production from all target zones will be comingled.

As also reported by other operators, production throughput for the past few months has been affected by high line pressure experienced by a third party provider of gathering, processing and transportation facilities. Record production in the Wattenberg Field has strained the capacity of the gathering system and has contributed, along with equipment issues and the seasonal impact of higher than normal temperatures, to the elevated line pressure.

Corrective measures to cure the high pressure are underway. Synergy is installing improved equipment at certain wells to address the issue. Planned maintenance and modification expenditures on the gas gathering system have been accelerated. The typical post summer seasonal decline in overall pressure should provide some relief. On a longer term basis, the third party provider has announced plans for $500 million to $750 million in capital expenditures over the next 30 months to more than double its current gathering capacity. Midstream capacity is expected to increase substantially by the summer of 2013 when a new processing plant in LaSalle, Colorado comes on line.

Management expects to remain on plan with its internal vertical and horizontal drilling program, as they see little long term impact of the current pressure and capacity issues. Therefore, management reiterates its capital expenditure budget for fiscal 2013 of approximately $55 million.

“We are excited about our recent accomplishments and future prospects as we continue to pursue our development and drilling program,” said Ed Holloway, Synergy’s president and CEO. “We believe the pressure issues are short term and will be largely remedied in calendar year 2013. Drilling 51 wells in our current drilling program demonstrates our ability to execute on an aggressive plan, and provides momentum for our fiscal 2013 operations. Further, the valuable experience we have gained by participating with other operators has allowed us to plan for horizontal wells to drill and operate for our own account.”

For more information about Synergy Resources Corp., contact Justin Vaicek at Liolios Group at 949-574-3860 or email SYRG@liolios.com.

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company’s corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.SYRGinfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company’s actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company’s exploration and development efforts; the price of oil and gas; the worldwide economic situation; changes in interest rates or inflation; the ability of the Company to transport gas; willingness and ability of third parties to honor their contractual commitments; the company’s ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company’s capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company’s ability to identify, finance and integrate any future acquisitions; and the volatility of the company’s stock price.

Company Contact:
Rhonda Sandquist
Synergy Resources Corporation
rsandquist@syrginfo.com
Tel (970) 737-1073

Investor Relations:
Liolios Group, Inc.
Justin Vaicek
SYRG@liolios.com
Tel (949) 574-3860